Exhibit 10.1 Resolution of the Board of Directors adopted August 12, 2008.
     WHEREAS, the Board of Directors wishes to amend, clarify and restate the fees paid to non-employee Directors; and to also recognize that, from time to time, directors have been, and will be, requested to conduct specific assignments on behalf of, and beneficial to, the Corporation which involve their expertise and an expenditure of their time beyond the expected scope of their duties as a member of the Board of Directors,
Now, therefore, be it
     RESOLVED, that non-employee Directors shall be entitled to receive a retainer at the rate of $10,000 per annum, payable $2,500 quarterly; and be it
     FURTHER RESOLVED, that a non-employee Director who is also elected Chairman of the Board of Directors shall be entitled to receive an additional retainer at the rate of $10,000 per annum, also payable quarterly; and be it
     FURTHER RESOLVED, that each non-employee Director is entitled to receive a meeting fee of $1,000 for each regular meeting of the Board of Directors attended in person or by teleconference; a meeting fee of $200 for each teleconference board or committee meeting attended; and a meeting fee of $200 for attendance at any committee meeting which is held on a day other than the day of a Board meeting; and be it
     FURTHER RESOLVED, that if any non-employee Director is requested by the Chairman of the Board or the President and Chief Executive Officer to undertake an assignment on behalf of the Board which is beyond the expected scope of responsibility as a member of the Board, and in furtherance of the business of the Corporation, such Director shall be entitled to $1,000 for each day spent on such assignment; and be it
     FURTHER RESOLVED, that with respect to any such special assignment, the Board member shall account for his or her time and make such report to the Board as requested; and be it
     FURTHER RESOLVED, that non-employee Directors shall be entitled to reimbursement for their reasonable out of pocket expenses, upon request and presentation of documentation, incurred in connection with attendance at a Board or committee meeting or in connection with the completion of an assignment undertaken on behalf of the Board; and be it
     FURTHER RESOLVED, that these resolutions shall continue in full force and effect until modified or rescinded by this or any future Board of Directors of the Corporation..